Exhibit 99.1

WEYCO REPORTS FIRST QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---May 6, 2025---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended March 31, 2025.

First Quarter 2025 Overview

●	Net sales: $68.0 million (down 5% compared to $71.6 million in Q1 2024)
●	Gross earnings: 44.6% of net sales (compared to 44.7% of net sales in Q1 2024)
●	Earnings from operations: $7.0 million (down 15% compared to $8.3 million in Q1 2024)
●	Net earnings: $5.5 million (down 17% compared to $6.7 million in Q1 2024)
●	Diluted earnings per share: $0.57 (down from $0.69 in Q1 2024)

North American Wholesale Segment

Wholesale net sales were $54.3 million for the quarter, down 4% compared to $56.2 million in the first quarter of 2024.  Florsheim's first quarter sales were up 7% due largely to new product launches, but this gain was more than offset by lower sales of our other major brands. Stacy Adams and Nunn Bush sales were down 7% and 16%, respectively, for the quarter, reflecting the current softness in non-athletic footwear at retail, as consumers were cautious with discretionary spending. BOGS sales were down 5%, resulting from lower retailer demand.

Wholesale gross earnings as a percent of net sales were 39.4% and 39.6% in the first quarters of 2025 and 2024, respectively. Wholesale selling and administrative expenses totaled $14.8 million for the quarter and $14.9 million last year. As a percent of net sales, wholesale selling and administrative expenses were flat at 27% in both 2025 and 2024. Wholesale operating earnings decreased 10% to $6.6 million for the quarter, from $7.4 million in 2024, as a result of lower sales.

North American Retail Segment

Net sales in our retail segment, which were generated mainly by our e-commerce websites, were $8.7 million, down 12% from record sales of $9.8 million in 2024.  The decrease resulted mainly from lower sales on the BOGS website, due to reduced promotional activities in 2025, compared to strong BOGS website sales in the first quarter of last year.

Retail gross earnings as a percent of net sales were 66.6% and 65.3% in the first quarters of 2025 and 2024, respectively. Retail operating earnings totaled $0.6 million for the quarter, down 52% from $1.3 million last year. The decrease was primarily due to lower sales.

Other Operations

Our other operations historically included our retail and wholesale businesses in Australia, South Africa, and Asia Pacific (collectively, “Florsheim Australia”). We ceased operations in the Asia Pacific region in 2023 and completed the wind down of that business in 2024. Accordingly, first-quarter 2025 results of the “other” category only reflect the operations of Australia and South Africa.

Net sales of Florsheim Australia were $5.1 million, down 7% from $5.5 million in the first quarter of 2024. The weaker Australian dollar relative to the U.S. dollar contributed to this decrease. In local currency, Florsheim Australia’s net sales were down 3% due mainly to the closing of Asia Pacific, partially offset by higher sales in Australia. Net sales in Australia were up 6% in local currency, with higher sales in both its wholesale and retail businesses.

Florsheim Australia’s gross earnings as a percent of net sales were 62.7% and 60.2% in the first quarters of 2025 and 2024, respectively.  Florsheim Australia generated operating losses totaling $0.2 million for the quarter and $0.4 million last year. The improvement was due to higher sales in Australia.

Tariffs

Over the last several weeks, the U.S. government enacted a broad range of reciprocal and retaliatory tariffs (“incremental tariffs”) on goods imported into the United States. Including these incremental tariffs, the current effective total tariff rate on goods sourced from China, which is where we source a majority of our products, is 161%, up from 16% in 2024. While the incremental tariffs did not impact our first quarter 2025 performance, unless withdrawn, these tariffs will significantly increase our cost of goods sold in future periods. To mitigate the impact of tariff-cost increases, we have negotiated cost reductions with several of our Chinese suppliers and are planning to raise selling prices beginning in Summer 2025.  We are also accelerating our efforts to diversify our sourcing.

“We started the year facing significant geopolitical and macroeconomic uncertainties, including the evolving tariff and trade policies of the U.S. government, recession concerns, and market turmoil,” stated Thomas W. Florsheim, Chairman and CEO. “To date, our efforts to minimize the impact of the incremental tariffs have been fruitful, as we brought in a large amount of inventory ahead of the tariff effective dates. This allows us time, during this tumultuous period, to temporarily halt our China imports as we evaluate plans to mitigate the anticipated future impact of the tariff-cost increases. Despite the uncertainties we face, we are confident in our ability to manage tariff-related cost challenges. Our history of strong operational execution, particularly in the management of our supply chain and price-setting strategy, underscores our proven ability to withstand a turbulent environment.”

Dividend Declaration

On May 6, 2025, our Board of Directors declared a regular quarterly cash dividend of $0.27 per share to all shareholders of record on May 16, 2025, payable June 30, 2025. This represents an increase of 4% above the previous quarterly dividend rate of $0.26.

Conference Call Details

Weyco Group will host a conference call on May 7, 2025, at 11:00 a.m. Eastern Time to discuss the first quarter 2025 financial results in more detail.  To participate in the call, please dial 1-888-596-4144 or 1-646-968-2525, using passcode 6441034# at least fifteen minutes before the start of the call. There is no pre-registration link for the call this quarter.

A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/4g97hfsx. Alternatively, the replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the uncertain impacts of U.S. trade and tariff policies – particularly incremental tariffs on goods sourced from China - which remain highly dynamic and unpredictable; the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs; a slow down or contraction in the overall U.S. or Australian economies; our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends; the effect of unseasonable weather conditions on the demand for certain of our products; our ability to successfully procure our products from independent manufacturers on a timely basis; consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union; and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2025, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2025	2024

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$71,546	$70,963
Marketable securities, at amortized cost	856	852
Accounts receivable, net	39,765	37,464
Income tax receivable	—	1,086
Inventories	68,186	74,012
Prefunded dividend	—	21,579
Prepaid expenses and other current assets	3,347	3,435
Total current assets	183,700	209,391

Marketable securities, at amortized cost	5,532	5,529
Deferred income tax benefits	1,046	1,037
Property, plant and equipment, net	28,083	28,180
Operating lease right-of-use assets	11,279	10,504
Goodwill	12,317	12,317
Trademarks	32,868	32,868
Other assets	24,470	24,260
Total assets	$299,295	$324,086

LIABILITIES AND EQUITY:
Accounts payable	$4,801	$8,378
Dividend payable	—	21,579
Operating lease liabilities	4,358	4,033
Accrued liabilities	9,094	13,273
Accrued income tax payable	861	—
Total current liabilities	19,114	47,263

Deferred income tax liabilities	13,912	13,922
Long-term pension liability	9,867	9,888
Operating lease liabilities	7,486	7,034
Other long-term liabilities	366	394
Total liabilities	50,745	78,501

Common stock	9,619	9,643
Capital in excess of par value	73,003	72,577
Reinvested earnings	183,629	181,299
Accumulated other comprehensive loss	(17,701)	(17,934)
Total equity	248,550	245,585
Total liabilities and equity	$299,295	$324,086

WEYCO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2025	2024

	(In thousands, except per share amounts)

Net sales	$68,030	$71,558
Cost of sales	37,655	39,551
Gross earnings	30,375	32,007

Selling and administrative expenses	23,344	23,756
Earnings from operations	7,031	8,251

Interest income	634	905
Interest expense	(1)	—
Other expense, net	(127)	(95)

Earnings before provision for income taxes	7,537	9,061

Provision for income taxes	1,994	2,411

Net earnings	$5,543	$6,650

Weighted average shares outstanding
Basic	9,548	9,436
Diluted	9,664	9,580

Earnings per share
Basic	$0.58	$0.70
Diluted	$0.57	$0.69

Cash dividends declared (per share)	$0.26	$0.25

Comprehensive income	$5,776	$5,631

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2025	2024

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,543	$6,650
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	532	584
Amortization	65	66
Bad debt expense	140	44
Deferred income taxes	(33)	(35)
Net foreign currency transaction losses (gains)	67	(9)
Share-based compensation expense	427	367
Pension expense	120	220
Loss on disposal of fixed assets	—	18
Increase in cash surrender value of life insurance	(110)	(105)
Changes in operating assets and liabilities -
Accounts receivable	(2,441)	(2,865)
Inventories	5,827	12,928
Prepaid expenses and other assets	(84)	2,633
Accounts payable	(3,579)	(3,053)
Accrued liabilities and other	(4,292)	(5,301)
Accrued income taxes	1,947	2,194
Net cash provided by operating activities	4,129	14,336

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	—	215
Purchases of property, plant and equipment	(417)	(170)
Net cash (used for) provided by investing activities	(417)	45

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(2,482)	(4,664)
Shares purchased and retired	(732)	(5)
Net cash used for financing activities	(3,214)	(4,669)

Effect of exchange rate changes on cash and cash equivalents	85	(676)

Net increase in cash and cash equivalents	$583	$9,036

CASH AND CASH EQUIVALENTS at beginning of period	70,963	69,312

CASH AND CASH EQUIVALENTS at end of period	$71,546	$78,348

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$71	$207
Interest paid	$1	$—

NON-CASH FINANCING ACTIVITY:
Settlement of dividend payable with prefunded dividend	$21,579	$—